Exhibit 10.7

CONTRACT OF EMPLOYMENT

Between

NewCo

(“Employer” or “Company” or “NewCo”)

and

Dr. Aslihan Akkar-Schenkl

(“Employee”)

§ 1              Commencement of the Employment Relationship

The employment relationship begins effectively as of October 1, 2021, subject to the condition precedent that NewCo is established and that the termination of any employment agreement with the former employer is effective, and is made for an indefinite period of time. In the event that the condition precedent is not met by October 1, 2021, the employment contract begins effectively as of the date of the occurrence of the conditions precedent. The Employee and the Employer shall cooperate and work diligently to ensure the establishment of NewCo.

§ 2              Place of Work

Place of work is Munich,- Germany.

§ 3              Activities

3.1

The Employee shall be employed as Managing Director, Europe. The Employee’s business title will be President, Akanda Corp. A brief description of the Employees duties are set out in Annexure 1 to this Agreement.

3.2

Notwithstanding the above, the Employer is entitled, if necessary, to assign other equivalent tasks to the Employee which correspond to her educational background and abilities. This reservation also applies to a transfer to another work place. In each case of assignment or transfer, the interests of both parties must be taken into consideration appropriately.

3.3

The Employee acknowledges that it is a requirement of the position that the Employee may be requested by the Employer to travel regularly to work with other members of the Employer’s management team and advisors, including without limitation, travel to Toronto, Ontario, Maseru, Kingdom of Lesotho„ London, United Kingdom, Johannesburg, South Africa and other locations where the Employer or its related companies may operate from time to time. When undertaking business class travel on behalf of the Employer, the Employee may book business class travel for flights and first class rail travel, where such class of travel is available.

§ 4              Working Time

4.1

The Employee’s regular weekly working time without breaks currently amounts to 40 hours.

4.2

The beginning and the end of the daily working time and breaks shall be determined by the Employer.

4.3

The Employee undertakes to work overtime as well as on Sundays and public holidays to the extent permissible by law (currently regulated by the German Working Hours Act).

§ 5              Remuneration

5.1

As remuneration for her work, the Employee shall receive an annual gross salary of

EUR 154,000.00

(in words: One Hundred Fifty Four Thousand Euros),

which shall be paid in 12 equal instalments of EUR 12,833.33 gross each.

In addition, a fixed annual bonus of EUR 46,000.00 will be paid. The bonus payout takes place every twelve months in January of each year, with each 12 month measurement period commencing on 1 January and ending on 31 December of each year. Should the Employee have completed less than 12 months of service prior to the first 12 month period ending 31 December, then the fixed annual bonus shall be pro-rated in accordance with the duration of service in that 12 month measurement period.

5.2

Remuneration shall be due on the last calendar day of each month and transferred in cash to a German account to be named by the Employee by no later than the 5th calendar day of the following month.

5.3

Salary claims shall neither be pledged nor assigned. In case of attachment of salary, the company is entitled to deduct the specific processing fee.

5.4

Other employees or third parties shall not be given knowledge of the amount and composition of the remuneration by the Employee. However, the Employee acknowledges that the Employer’s affiliated company is a listed issuer and details of her compensation, including any equity-based compensation provided in connection with this Agreement or under any other arrangement with the Employer or its affiliated companies, will be required to be disclosed under applicable securities laws.

5.5

Until such time that NewCo is formed and properly registered with German authorities in such a manner to facilitate the processing and payment of remuneration in accordance with applicable regulations and tax requirements, the Employee shall prepare and submit a tax invoice; which shall include all basic remuneration due to the Employee as well as any applicable statutory social security and retirement funding deductions, to the Employer (or it’s designated nominee) by no later than the 25th of each month.

5.6

For the duration of this contract, the Employer shall grant the Employee a subsidy for health insurance in the amount of the employer’s contribution as it would have been if the Employee had been obliged to take out health insurance, but not exceeding half of the amount which the Employee has to spend on her health insurance.

§ 6              Inability to attend work

6.1

The Employer shall, without undue delay, be notified of any inability of the Employee to attend work, indicating the reason and the anticipated duration. The same applies if the duration of the inability to attend work is extended.

6.2

Any incapacity for work due to sickness shall be immediately, however, no later than by the beginning of work on the relevant working day, be reported to the superior, indicating the reason and anticipated duration. In case that the incapacity for work exceeds three calendar days, the Employee shall furthermore submit a medical certificate on the inability to work and its anticipated duration before the end of the third calendar day. These obligations to notify and submit a certificate will also apply after the end of any continued payment of remuneration during illness.

6.3

The Employer is entitled at any time to request earlier submission of the medical certificate.

6.4

If the incapacity for work exceeds the period indicated in the certificate, notwithstanding the duration of incapacity for work and also after the period of sick pay, the Employee shall immediately notify the Employer of the continued incapacity for work and submit a new medical certificate, or the payment slip from the health insurance company.

6.5

In the event of a temporary prevention of the Employee’s activities clue to illness, incapacity or other circumstances for which she is not responsible, the Employee shall be entitled to the difference between net remuneration and payments from his statutory and/or private health insurance for a period of three months.

6.6

The Employee subrogates herewith all claims for compensation to the Employer in the amount of the abovementioned payments to which the Employee is entitled as a result of the third-party event that caused the work inability.

6.7

If the Employee dies during the term of the employment contract, her dependants are jointly entitled to continued payment of her fixed salary for the month of death and the two following months. The dependants shall agree among themselves what percentage of the Employee’s monthly salary they are entitled to. If the Employer is not notified by all the dependants in agreement to whose attention the maximum of three months’ salary is to be paid for the benefit of all the dependants, the Employer shall be entitled to deposit the payments with the depository of the competent local court or to pay them into the escrow account of a lawyer or a notary public with discharging effect.

§ 7              Insurances

7.1

The Employee is entitled to take out a D&O insurance policy for herself in Germany with a current insured sum of EUR 5.000.000,- (Five Million Euro) per claim and year. She will pay the insurance premiums initially herself and then invoices them to the Employer. The Employer safeguards that the amount of the insured sum is checked at regular intervals to ensure that it is appropriate. The D&O insurance also covers all claims against the Employee after she has left the company, as long as these claims have not yet become time-barred. The insurance shall also cover or become part of an insurance encompassing any activity of the Employee as a member of a governing body of affiliated companies outside of Germany.

7.2

The Employer shall take out legal expenses insurance for the Employee, which shall include at least criminal law protection, as well as legal protection against financial loss and legal protection for the employment contract. The policyholder is the Employee. The insurance obligation ends when the Employee leaves the company.

7.3

The Employer shall insure the Employee against accidents within the usual scope, but at least in the amount of € 250,000.00 in case of disability and € 150,000.00 in case of accidental death. The persons entitled to benefit from the insurance in the event of disability are the Employee, in the event of death the persons named by her, in the absence of such a provision or if the named persons are deceased, the heirs of the Employee. Coverage is provided for accidents of any kind, regardless of whether they are work-related or private. The insurance shall expire on the date of termination of this contract.

§ 8              Liability and Discharge of the Employee

8.1

The Employee shall be liable to the Employer only for compensation for such damage as is caused by gross negligence or willful misconduct. Article 43, section 3, sentence 3 GmbHG remains unaffected.

8.2

In the event of a breach of such duties which are imposed on the Employee for the protection of the company’s creditors, the limitation of liability pursuant to subsection 1 shall cease to apply upon the opening of the company’s insolvency proceedings or their rejection for lack of assets.

8.3

All claims of the Employer against the Employee shall become statute-barred after two years, unless the breach of duty of the Employee consists in the fact that she participated in the disbursement of tied capital of the GmbH to shareholders contrary to section 43, subsection 3 GmbHG. The limitation of liability due to intent remains unaffected.

8.4

Deviating from the distribution of the burden of proof according to the case law of the Federal Court of Justice (BGH), the Employer bears the full burden of presentation and proof for all preconditions for a claim, following general principles.

8.5

The Employee has a claim against the Employer for discharge. If the discharge is refused, the Employee shall be informed of the reasons for this refusal in writing by the general meeting.

§ 9              Term and Termination

9.1

The first 6 (six) months of the employment agreement shall be agreed as probationary period, at most for the duration of this six months, the employment relationship may be terminated with a notice period of 2 (two) weeks.

9.2

After the probationary period, the employment relationship may be terminated by either party with three months’ notice to the end of the quarter.

9.3

The right to termination without notice for a compelling reason shall remain unaffected (Sec. 626 BGB (German Civil Code)).

9.4

Any notice of termination requires the written form.

9.5

The Employer may release the Employee from the duty to work if there is a factual ground (including, without limitation, notice of termination by the Employee or the Employer, shortage of orders, misconduct by the Employee, a risk of the Employee to join a competitor company). Remaining days of vacation are set off against an irrevocably determined release period. After such set-off, the remuneration that remains to be payable to the Employee is subject to deduction of what the Employee saves by not performing the employment hereunder or what the Employee acquires by using her services for other purposes or what the Employee maliciously fails to acquire.

9.6

The employment relationship shall end without requiring notice of termination when the Employee reaches the regular retirement age for old-age pension. It terminates before that date upon expiry of the month in which the Employee begins receiving a statutory pension provider determines that the Employee is entitled to a pension based on complete inability to engage in gainful activities, then the employment terminates upon the expiry of the day prior to the commencement of the pension payments. If the pension based on complete inability to engage in gainful activities will be accorded only for a temporary period, the employment will suspend as of the expiry of the day preceding the commencement of the pension payments until expiry of the day until which the temporary pension is authorized, but no later than until expiry of the day in which the employment terminates.

§ 10          Reimbursement of Travelling Costs

The Employer shall reimburse the Employee for documented travel expenses that the Employee incurs in the context of performing her duties, at least up to the amount of the German tax law guidelines as amended from time to time or in accordance with the internal guidelines and policies of the Employer, as amended by the Employer from time to time.

§ 11          Holiday

11.1

The Employee is entitled to annual recreational leave of 30 working days per calendar year based on 5 working days per calendar week (the statutory vacation entitlement comprises 20 days per calendar year, the additional voluntary vacation comprises 10 vacation days per calendar year). Employee taken vacation days are primarily deducted from the statutory vacation days. Once all statutory vacation days have been taken, vacation days are deducted from the voluntarily granted vacation days.

The vacation entitlement will be adapted accordingly if the Employee regularly works more or less than five days per week.

11.2

Vacation shall be taken in agreement with the superior and, as far as possible, on consecutive days. The entire vacation must be taken in the current calendar year. Vacation can only be carried forward to the next calendar year if justified by urgent operational reasons or personal reasons of the employee. Vacation entitlements so carried forward shall expire if not taken within the first three months of the following year (carry-forward period). If the Employee is unable to take the carried forward vacation during the carry-forward period due to incapacity for work due to sickness, the vacation entitlements shall continue to exist, however, only up to the amount of the statutory vacation entitlement (including additional vacation for severely disabled persons). In such case, the statutory vacation entitlement shall expire 15 months after the end of the calendar year, in which the vacation entitlement arose, at the latest.

11.3

The Employer always grants the statutory minimum vacation first (and, if applicable, statutory additional vacation, such as under the laws regarding severely disabled persons). If the employment relationship is terminated, any compensation for vacation shall only be paid up to the amount of the statutory minimum vacation.

§ 12          Side-Line Employment

12.1

The Employee may not take up any paid or unpaid secondary activity unless the Employee prior notifies the secondary activity in text form. The Employer shall give its approval, if so required, if and as far as the intended secondary activity is not in conflict with the timing of the Employee’s duties hereunder and does not affect any other legitimate interests of the Employer. The Company shall be notified in text-form prior to the beginning of any additional occupation.

12.2

Any lectures and publications of the Employee, insofar as they concern her scope of duties or the company’s general area of interests, require the management’s consent.

§ 13          Confidentiality, Return of Property,

13.1

The Employee agrees to keep confidential all trade and business secrets (“Secrets”). Furthermore, the Employee agrees to keep confidential all business matters that a superior has designated as confidential or that are obviously of a confidential nature (“Confidential Matters”).

13.2

The duty of confidentiality also applies to employees of the Employer as far as they are not entitled to learn about the Secret or Confidential Matters by reason of their position.

13.3

The duty of confidentiality also applies to Secrets and Confidential Matters of other companies of the group. The same applies to Secrets and Confidential Matters of companies that are economically or organizationally associated with the Employer.

13.4

The Employee’s duty of confidentiality survives the termination of this Employment Agreement. As far as the post-contractual duty of confidentiality hinders the occupational advancement of the Employee inadequately, she is entitled to be released from this duty by the Employer.

13.5

The betrayal of trade and business secrets is a criminal offence and can be punished with imprisonment of up to three years or by payment of a fine. Furthermore, the infringement of the duty to confidentiality can justify the termination of the employment and / or claims for damages of the Employer.

13.6

Any kind of business items and business records, including personal notes and (electronically) copies respectively concerning business affairs and activities must only be used for business purposes. There are to be carefully retained and handed over at any time to the Employer at its request and upon the termination of the employment in the absence of such request. The Employee has no rights of retention.

§ 14          Inventions Assignment

14.1

The Employee transfers to the Employer the exclusive, perpetual, worldwide and unlimited right of use and exploitation of all results produced by the Employee during the term of this Employment Agreement whether on or off duty as long as such results are associated with the Employee’s contractual duties and capable of being protected by intellectual property law, design patent law, utility patent law, trademark law or other law.

14.2

The Employee’s transfer of rights under section 12.1 above includes, without limitation, permission of adaptation and licensing.

14.3

The Employee waives all other rights arising to the Employee as creator of or other holder of proprietary rights to work results, in particular the right of having the Employee named as the author of a work result, the right of adaptation and the right of making a work accessible to the public.

14.4

The Employee’s grant and waiver of rights under this section 12.1 is fully settled by the remuneration payable in accordance with this employment agreement.

14.5

The German Employee Inventions Act and Section 69b German Copyright Act remain unaffected.

§ 15          Collecting, Processing and Use of Personal Data

15.1

The Employer is authorized to collect process and use her personal data of the Employee for the purpose of establishing, implementing and terminating the employment relationship.

15.2

The Employer is authorized to the transfer the Employee’s personal data by the Employer to third parties, for purposes in the framework of this employment relationship and in accordance with applicable laws.

15.3

Other statutory rights of the Employer for the collecting, processing and use of personal data shall remain unaffected.

§ 16          IT Clause, Forbidden private use of Internet

16.1

The parties undertake to strictly adhere to the provisions of the copyright law.

16.2

The Employer informs the Employee of the following:

To comply with the requirements under data protection law it is necessary that the connection data to the internet be recorded and controlled. This also extends to the private use of the internet connection, i.e. also to privately received e-mails.

In this context, it is explicitly pointed out to the Employee that, for the purpose of data protection and security, spam filters and virus scanners are or may be used.

It can therefore not be ruled out that such filter mechanisms sort out e-mails (also of a private nature) even though they neither classify as spam nor contain viruses. The Employee also gives its consent hereto.

This is expressly not an authorization to use the internet and business email account privately; private use is forbidden.

§ 17          Non-Competition, Non-Solicitation

17.1

During the term of this Employment Agreement, the Employee is prohibited from working on a self-employed or employed basis or otherwise for any business that is in direct or indirect competition with the Employer. Likewise, during the term of this Employment Agreement, the Employee is prohibited from forming, acquiring or directly or indirectly participating in such companies. The Employee may hold any shares or other securities of any competitor that is listed on any securities exchange or recognized securities market anywhere to the extent that she does not hold more than 1 of the share capital.

17.2

During the term of her employment relationship and following the end of this employment relationship, the Employee may not, whether in person or through others, whether directly or indirectly, — for the benefit of another employer — poach staff from the Employer. She may also not cause any staff of the Employer to terminate their employment contracts with the Employer.

§ 18          Forfeiture of Claims

18.1

Forfeiture clauses are not applicable to claims based on the Minimum Wage Act. The respective statutory limitations periods will apply instead.

Accordingly, forfeiture clauses do not apply to liability caused by premeditation or gross negligence. The before said applies accordingly to all claims which cannot be subject to forfeiture clauses.

18.2

All other claims that result from or in connection with the Agreement should be claimed in text form by the contractors within 3 months after the claim has emerged and the claimant has known about the claim circumstances or should have known about them without gross negligence. Otherwise, the claim will expire.

§ 19          Certificate of good conduct

The Employee is obliged to present to the Employer a current certificate of good conduct (not older than 3 months) no later than at the beginning of the contractual commencement date.

§ 20          Policy

The Employee is obliged to act in compliance with all policies of the Employer and / or of the affiliated entities with the Employer and / or of the mother company of the Employer that may be applicable to her employment agreement.

§ 21          Miscellaneous

21.1

Amendments and/or supplements to this Agreement as well as collateral agreements require the written form in order to be effective. This shall also apply to the cancellation of this written form requirement. This shall not apply to amendments due to verbal individual agreements.

21.2

If individual current or future provisions of this Agreement are or become ineffective, entirely or in part, the remaining provisions shall remain unaffected. In such case, the parties shall replace the ineffective provision with a new provision that comes as close as possible to the economic intent of the ineffective provision.

21.3

If any claims are commenced by third parties against the Employee arising out of non-compete or other agreements that would preclude him from carrying out her obligations under this Agreement, the Employee shall be solely liable to such third parties, and shall pay her own costs and expenses in relation to such claims, provided that the Employee shall have no liability to the Employer for damages or other losses resulting from such claims by third parties.

21.4

This Agreement is made in English language only and the Employee expressly acknowledges and confirms it understand all provisions.

21.5

This Agreement shall be governed by the laws of the Federal Republic of Germany. Any disputes under or in connection with this Agreement (including those regarding it validity) shall be exclusively settled in the labour courts. The labour court in Munich shall have first instance jurisdiction.

SIGNATURES

September 28, 2021, Johannesburg
Date, Place

NewCo
Employer

September 23, 2021, Munich
Date, Place

/s/ Aslihan Akkar-Schenkl
Employee / Dr. Aslihan Akkar-Schenkl

Annexure 1

JOB OVERVIEW
COMPANY	NewCo TBD
JOB TITLE	President, Akanda Corp.
GENERAL DESCRIPTION

The Employee shall serve as, and the hold the title of, President: Akanda Corp.

The position of President: Akanda Corp. is a senior executive position and the Employee shall fulfil a variety of duties commensurate with that role, and as shall be determined by the Chief Executive Officer from time-to-time.

JOB LOCATION	Munich, Germany
EMPLOYEE	Dr. Aslihan Akkar-Schenkl
REPORTS TO	The Group Chief Executive Officer - Tejinder Virk
EMPLOYMENT TYPE	Full time
RESPONSIBILITIES

●             Ensuring that Lesotho medical cannabis products are compliant and EU GMP quality standards (or equivalent depending on jurisdiction), either through direct company efforts or via third party processing, for commercial sale in all possible international markets.

●            Working with the Lesotho government to create a framework for medical cannabis product registrations domestically and associated dispensation.

●             Leading implementation of Global Compliance Management at corporate level including all sites.

●             Lead and implementation of Corporate Quality Management as well as responsible for ground operations in Quality Assurance at all sites, which includes arranging internal and external audits by relevant government authorities/representatives

●             Attend to the incorporation of Akanda Deutschland GmbH (including company formation and registration, opening of bank accounts and other matters necessary for the formation of a new company in Germany), and be appointed Managing Director and hold related responsibility at operational, financial and strategic levels.

●             Oversee Akanda Deutschland GmbH hiring of local staff and consultants; the positioning of Akanda’s brands and establishing medical programmes with the clinics.

●             Develop and manage Akanda Deutschland GmbH occasional public communications and media engagements, in coordination with global communications strategy.

●             Serve as a member of the Akanda group’s strategic management committee overseeing global mergers and acquisitions, new Global Product development and geographic expansion, spanning all business lines including pharmaceutical, medical and wellness such as Consumer Healthcare; for example - pharmaceutical cannabis lines, medical cannabis, Cosmeceuticals with Cannabinoids.

●             Oversight of any scientific, research and development activities, as well as intellectual property portfolio establishment and management for market exclusivity in strategic relevant markets activities at the company.

●             Global supply chain oversight.

●             Serve as the head of global medical and pharmaceutical operations.

●             Serve as the head of Legal & Regulatory affairs.

●             Bridge external and internal Legal affairs with the CEO and the Board of Directors.